Exhibit 99.2

EON Resources Inc. Announces

Farmout of San Andres Rights to Virtus Energy Partners, LLC

$300+ million San Andres Horizontal Drilling Program

Up to 90 Wells with a Reserve Value Estimated at $95+ million in Net PV-10

HOUSTON, TX / September 11, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres in the Permian Basin. The fields have a total of 750 producing and injection wells producing over 1,000 barrels of oil per day. Today, the Company announced the entering into a Farmout Agreement (the “Farmout”) with a subsidiary of Virtus Energy Partners, LLC (“Virtus”) on September 9, 2025.

Under the Farmout, Virtus acquired the right to develop the Company’s San Andres formation within the Grayburg Jackson Field (“GJF”) where it believes as many as 90 horizontal drilling locations are prospective. Virtus will be the designated operator and lead the development efforts.

The Frisco, Texas based Virtus team has a recent and relevant history as the preeminent horizontal San Andres developer in the Permian Basin. Organically and through acquisitions, Virtus created immense value in the state line area of Texas and New Mexico; growing from zero to more than thirty thousand gross operated barrels of oil equivalent per day from more than two hundred horizontal San Andres wells. Virtus’ management team gained their expertise developing conventional and unconventional reservoirs with modern technology in most of the notable United States basins before settling on their strategy of redeveloping conventional oilfields in the Permian Basin of Texas and New Mexico.

The closing of the drilling program farmout was simultaneous with the closing of the funding for the settlement of seller obligations and the retirement of senior debt. For additional information regarding the funding, the related press release is available on the EON press releases page of our website.

Highlights of the program and farmout agreement:

●	Virtus paid EON $5.0 million for the acquisition of 65% working interest in the leasehold rights in the San Andres formation. The Company retains a 35% non-operated working interest in the San Andres and 100% operated working interest in the remaining productive formations.

●	As many as 90 horizontal wells are expected to be drilled at a cost between $3.5 million and $4.0 million per well. Cumulative capital investment by Virtus and EON is expected to exceed $300 million over the life of the project.

●	The annual drilling program is expected to range from 10 to 20 new horizontal wells per year with initial production rates of 300 to 500 barrels of oil per day (“BOPD”).

●	Over the life of the drilling program, gross oil production is expected to exceed 20,000 BOPD with 35%, or 7,000 BOPD, net to the Company’s working interest.

●	The first three wells are anticipated to be completed by mid-year 2026.The costs associated with the first three wells are solely Virtus’ responsibility.

●	The Economic Summary Projection of the anticipated development plan (the “Projection”) prepared by Virtus estimates more than ninety-five million dollars of reserve value based on net present value discounted at ten percent (“NPV-10”) net to EON’s retained ownership interest. The Projection estimates the reserves attributable to EON’s interest may exceed ten million barrels of oil and six billion cubic feet of natural gas.

“As we scouted the Permian Basin for our next project, Virtus was pleased to find the Grayburg Jackson Field,” said Lance Taylor, Chief Executive Officer of Virtus. “The subsurface characteristics are very similar to, and in many ways, better than, our incredibly successful horizontal San Andres efforts along the Texas and New Mexico state line. We have great expectations for this new venture and are thrilled to be partnering with EON’s team and our new sponsor.”

“We are very pleased to team with Virtus whose team has a proven track record. We have always been confident in the potential of the application of horizontal drilling technology to San Andres formation across our leasehold, but wanted to partner with a proven technical team. It will be a pleasure to work with the Virtus staff, who are very experienced and professional,” said Dante Caravaggio, President and CEO of EON. “An additional benefit to EON and our shareholders is the net proceeds from the first 3 wells are expected to cover about half of the drilling capital needs for the next wave of horizontal drilling. We expect that once 10 horizontal wells are drilled and producing that the future drilling capex becomes self-sustaining.”

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in a diversified portfolio of long-life producing oil and natural gas properties and other energy holdings. EON’s approach is to build an energy company through acquisition and through selective development of its properties. Class A Common Stock of EON trades on the NYSE American Stock Exchange under the symbol of “EONR” and the Company’s public warrants trade under the symbol of “EONR WS”. For more information on the Company, please visit the EON website.

About the Grayburg-Jackson Field Property

Our Grayburg-Jackson Field (“GJF”) is primarily a waterflood property located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico. The GJF comprises of 13,700 contiguous leasehold acres with 342 producing wells, 207 injection wells and 1 water source well for a total of 550 wells. Leasehold rights include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC, estimates proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) is approximately 956 million barrels of oil. Primary production is currently from the Seven Rivers formation. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations, plus another 40 million barrels from a horizontal drilling program in the San Andres. More information on the property can be located on the Grayburg-Jackson Field page of our website.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir similar to the rest of the Permian, and is located in Lea County, New Mexico approximately 100 miles from the GJF. The SJF is comprised of 5,360 contiguous acres containing 208 total producing and injection wells with well spacing of 50 acres. The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth. The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil. More information on the property can be located on the South Justis Field page of our website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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